Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Atara Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,796,335	$5.27	$25,276,685.45	0.00011020	$2,785.49

Equity(4)	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	230,769	$5.27	$1,216,152.63	0.00011020	$134.02

Total Offering Amounts					$26,492,838.08		$2,919.51

Total Fee Offsets							—

Net Fee Due							$2,919.51

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.27 per share, the average of the high and low prices of the Registrant’s common stock on February 3, 2023 as reported on the Nasdaq Global Select Market.

(3)

Represents shares of common stock that were automatically added to the shares authorized for issuance under the Registrant’s Amended and Restated 2014 Equity Incentive Plan, as amended (the “2014 Plan”), on January 1, 2023 pursuant to an “evergreen” provision contained in the 2014 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2014 Plan automatically increases on January 1 of each year, starting on January 1, 2015 and continuing through January 1, 2024 by 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares determined by the Registrant’s board of directors.

(4)

Represents shares of common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) on January 1, 2023 pursuant to an “evergreen” provision contained in the 2014 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2014 ESPP automatically increases on January 1st of each year, starting on January 1, 2015 and continuing through January 1, 2024 by the lesser of: (i) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, (ii) 230,769 shares, or (iii) a number of shares determined by the Registrant’s board of directors.